Exhibit 21.01

Subsidiaries of Chegg, Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Cramster Inc.	California
Cramster Holding Corp.	California
Chegg Holding Corporation	Delaware
Chegg India Private Limited	India
Chegg M.E. Ltd.	Israel
Imagine Easy Solutions, LLC	Delaware
Imagine Easy Technology Solutions GmbH	Germany
Thinkful, Inc.	Delaware
Mathway LLC	Delaware
Verbling, Inc.	Delaware
Varafy ULC	British Columbia
Busuu Online S.L.	Spain
Busuu Limited	United Kingdom
Busuu Serviços Online LTDA	Brazil
Busuu Technology S.L.U.	Spain